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Press Release      Source: CirTran Corp.

CirTran Celebrates 'Successful Conclusions' of Litigations, Now Set to File 10-KSB for Fiscal 2005 with SEC This Week

Wednesday April 12, 8:30 am ET

SALT LAKE CITY--(BUSINESS WIRE)--April 12, 2006--CirTran Corp. (OTCBB: CIRT -
News), an international full-service contract manufacturer of IT, consumer and consumer electronics products, said today that it has settled all major litigation in which it was a defendant, clearing the way for the filing of Form 10-KSB for fiscal 2005 with the SEC later this week.

Iehab J. Hawatmeh, CirTran's founder and president, said the litigations, which were detailed in the company's previous SEC filings, were settled for "far less than the original claims" against CirTran.

"We celebrate the successful conclusion of these litigations and the settlements reached, which we believe to be very much in our favor," Hawatmeh said. "We were able to settle these cases with a total cash outlay of only $200,000 after originally having exposure of up to $4.25 million," he said.

CirTan settled with Howard Salamon, a financial consultant who originally sued the company for $1.75 million -- 4 million restricted shares and 7 million warrants exercisable at $.05 per share. CirTran auditors valued the settlement at $450,000, and accrued that amount to fiscal year 2005. CirTran also settled with Sunborne, the owner of a building in Colorado Springs, Colo., to which CirTran expanded its operations in the late 1990s, for $200,000 in cash. Sunborne's claim originally ranged up to $2.5 million.

Both settlements were reached in February of last month, but as previous obligations of CirTran, were accrued as of 2005 fiscal year end.

"Now," Hawatmeh said, "we can move forward with our new business entities and continue to build CirTran with a clean slate in fiscal 2006."

About CirTran Corp.

Founded in 1993, CirTran Corp. (www.CirTran.com) is a premier international full-service contract manufacturer. Headquartered in Salt Lake City, its ISO 9001:2000-certified, non-captive 40,000-square-foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corp. in 1997. In 2004, it formed CirTran-Asia as a high-volume manufacturing arm and wholly owned subsidiary with its principal office in ShenZhen, China.



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CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on the multibillion-dollar direct response industry.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

All trademarks are properties of their respective owners.


Contact:

CirTran Corp.
Trevor M. Saliba, 801-963-5112
trevor@cirtran.com
        or
The Kaminer Group
David A. Kaminer, 914-684-1934 (Press)
dkaminer@kamgrp.com

Source: CirTran Corp.

















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